Exhibit 3.4


                            CERTIFICATE OF AMENDMENT
              TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       SECURED DIGITAL APPLICATIONS, INC.

     Pursuant to the provisions of Section 242 of the Delaware General Corporations Code, Secured Digital Applications, Inc., a Delaware corporation (the "Corporation"), adopts the following articles of amendment to its articles of incorporation:

     1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing paragraph "(a)" in Article IV:

          (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 351,000,000 shares of capital stock, consisting of (i) 350,000,000 shares of common stock, par value $0.00001 per share (the "Common Stock") and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock").

     2. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's stockholders in accordance with the provisions of the Delaware General Corporations Law and the By-Laws of the Corporation.

     IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is caused to be signed by its Secretary of the Board this 20th day of July, 2004.


                         SECURED DIGITAL APPLICATIONS, INC.


                          By:/s/ Valerie Hoi-Fah Looi
                          -----------------------------
                          Valerie Hoi-Fah Looi, Secretary